U.S. SECURITIES AND EXCHANGE COMMISSION

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
            Section 30(f) of the Investment Company Act of 1940


1. Name and Address of Reporting Person*
   Vassell      William         C
   (Last)       (First)      (Middle)

   ------------------------------------
                (Street)

   Route 55, Lexington Park
   Lagrangeville,   NY     12540
   (City)        (State)   (Zip)


2. Issuer Name and Ticker or Trading Symbol
   CMMD


3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Statement for Month/Year
   12/98


5. If Amendment, Date of Original (Month/Year)


6. Relationship of Reporting Person to Issuer (Check all applicable)
   __X__ Director                      _____ 10% Owner
   __X__ Officer (give title below)    _____ Other (specify below)
         Chairman of the Board


Table 1 - Non-Derivative Securities, Acquired, Disposed of, or
Beneficially Owned


1. Title of Security (Instr. 3)
   Common


2. Transaction Date
   (Month/Day/Year)
   12/4/98


3. Transaction Code
   (Instr. 8)
   Code    P


4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
   Amount        (A) or (D)       Price
   9,000          A               $1.28


5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4) 1,095,950


6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
   D


7. Nature of Indirect Beneficial Ownership (Instr. 4)


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)


 1. Title Derivative Security (Instr. 3)
    Warrants


 2. Conversion or Exercise Price Of Derivative Security
    3.75


 3. Transaction Date (Month/Day/Year)
    12/15/98


 4. Transaction Code (Inst. 8)
    Code         V
    J


 5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
    (A)           (D)
                   D


 6. Date Exercisable and Expiration Date (Month/Day/Year)
    Date Exercisable     Expiration Date
                         12/15/98


 7. Title and Amount of Underlying Securities (Instr. 3 and 4)
    Title                    Amount or Number of Shares
    Common


 8. Price of Derivative Security (Instr. 5)


 9. Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)
    125,000


10. Ownership Form of Derivative Security: Direct (D) Indirect (I) (Instr.4)
    D

11. Nature of Indirect Beneficial Ownership (Instr.4)



Explanation of Responses:
Warrants expired as of December 15, 1998.



/s/ William C. Vassell                         12/18/98
-------------------------------           ------------------
**Signature of Reporting Person                  Date


**Intentional misstatements or omissions of fact constitute Federal criminal violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If the space provided is insufficient, see Instruction 6 for procedure.